Exhibit 5.1

Client Matter No.: C 12412-00001

Direct: 202.955.8500

Fax: 202.467.0539

August 5, 2011

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

Re:	Proposed Offering of up to 1,600,000 Shares of Common Stock pursuant to the BioCryst Pharmaceuticals, Inc. Stock Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”) with respect to the offer and sale of up to 1,600,000 shares of common stock, par value $0.01 per share (“Common Stock”), of BioCryst Pharmaceuticals, Inc., a Delaware corporation (the “Company”), issuable pursuant to the Company’s Stock Incentive Plan (the “Plan,” and such shares, the “Shares”).

We have examined the originals, or photostatic or certified copies, of such records of the Company and certificates of officers of the Company and of public officials and such other documents as we have determined relevant and necessary as the basis for the opinions set forth below. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

The Company has represented to us, and we assume for purposes of this opinion letter, that there are no agreements or understandings between or among the Company and any participants in the Plan that would expand, modify, or otherwise affect the terms of the Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing examination and in reliance thereon, and subject to the assumptions stated and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that the Shares have been validly authorized for issuance and, when issued and sold in accordance with the terms set forth in the Plan, and,

BioCryst Pharmaceuticals, Inc.

August 5, 2011

when (a) the Registration Statement has become effective under the Act, (b) the pertinent provisions of any applicable state securities law have been complied with, and (c) in the case of options issued under the Plan, the Shares have been paid for, the Shares so issued will be validly issued and will be fully paid and nonassessable.

We express no opinion regarding the effectiveness of any waiver (whether or not stated as such) contained in the Plan of rights of any party, or duties owing to it, that is broadly or vaguely stated or does not describe the right or duty purportedly waived with reasonable specificity or any provision in the Plan relating to indemnification, exculpation or contribution.

Our opinions set forth herein are limited to the effect of the present corporate laws of the State of Delaware and to the present judicial interpretations thereof and to the facts as they presently exist. Although we are not admitted to practice in the State of Delaware, we are familiar with the Delaware General Corporation Law and have made such investigation thereof as we deemed necessary for the purpose of rendering the opinion contained herein. We assume no obligation to revise or supplement our opinions should the present laws, or the interpretation thereof, be changed or to revise or supplement these opinions in respect of any circumstances or events that occur subsequent to the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name appearing on the cover of the Registration Statement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP